NOVATION AGREEMENT

         Reference is hereby made to the Foreign Custody Manager Delegation Agreement currently in full force and effect between Brown Brothers Harriman & Co., a limited partnership organized under the laws of the State of new York (the "Delegate"), and the Nicholas Applegate Mutual Funds, an investment company duly registered with the United States Securities and Exchange Commission, executed by the parties on or about June 1, 1998 (the "Agreement").

                                   WITNESSETH:

         WHEREAS, pursuant to the terms and conditions of the Agreement the Delegate provides certain foreign custody manager services to the Nicholas Applegate Mutual Funds.

         WHEREAS, the Delegate and the Nicholas Applegate Mutual Funds wish to recognize and memorialize the legal name change from the Nicholas Applegate Mutual Funds to "Pilgrim Mutual Funds."

         NOW, THEREFORE, the Delegate and the Pilgrim Mutual Funds hereby agree by execution of this Novation Agreement that the Agreement shall be binding upon the Delegate and the Pilgrim Mutual Funds. Accordingly, the pilgrim Mutual Funds shall be fully bound by the terms and conditions of the Agreement effective immediately upon execution of this Novation Agreement.

Brown Brothers Harriman & Co.

By:
   ----------------------------------
Title:
      -------------------------------
Date:
     --------------------------------


Pilgrim Mutual Funds

By:
   ----------------------------------
Title:
      -------------------------------
Date:
     --------------------------------